Exhibit 99.1

Information Relating to Part II, Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses, other than underwriting discounts and commissions, incurred or expected to be incurred by Roundy’s, Inc. (the “Company”) in connection with the offering and sale by selling stockholders of up to 4,025,000 shares of the Company’s common stock, par value $0.01 per share, pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-192803), as supplemented by a preliminary prospectus supplement dated May 18, 2015 and a final prospectus supplement dated May 19, 2015. All expenses are estimates.

Printing expense	7,000
Accounting fees and expense	60,000
Legal fees and expense	150,000
Miscellaneous expenses	13,000

Total	$230,000